Exhibit 3.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:53 ISM 05/10/2013
FILED 09:54 ISM 05/10/2013
SRV 130557972 - 4693342 FILE

KITE PHARMA, INC.

CERTIFICATE OF DESIGNATION OF

CONVERTIBLE PREFERRED STOCK TO BE DESIGNATED

AS

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

The undersigned, President and Chief Executive Officer of Kite Pharma, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation (the “Board”) by the Amended and Restated Certificate of Incorporation of the Corporation and, in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board adopted the following resolution establishing a series of 20,474,452 shares of Preferred Stock of the Corporation designated as “Series A Convertible Preferred Stock”:

RESOLVED, that, pursuant to the authority conferred on the Board of this Corporation by the Amended and Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

1. Designation and Amount. There shall be a series of Preferred Stock designated as “Series A Convertible Preferred Stock” and the number of shares constituting such series shall be 20,474,452. Such series is referred to herein as the “Series A Preferred Stock” and shall have a par value of $0.001 per share and a stated value of $1.8531 per share (subject to appropriate adjustment to reflect any stock split, combination, reclassification or similar change to the Series A Preferred Stock) (the “Stated Value”).

2. Reduction of Authorized Shares. The number of authorized shares of the Series A Preferred Stock may be reduced or eliminated by the Board or a duly-authorized committee thereof in compliance with the General Corporation Law of the State of Delaware and the terms hereof stating that such reduction has been authorized; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to less than the sum of the number of shares then issued and outstanding and the number of shares issuable pursuant to rights or warrants then outstanding to subscribe for or purchase, or any options then outstanding for the purchase of shares of Series A Preferred Stock or upon the conversion or exercise of any securities then outstanding convertible or exchangeable into Series A Preferred Stock.

3. Certain Definitions. Capitalized terms used and not otherwise defined herein shall be defined as follows:

3.1 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person, including any general partner or managing member of, or any venture capital fund controlled by one or more general partners or managing members of, or that shares the same management company with, such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms of “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

3.2 “Board” means the Board of Directors of the Corporation.

3.3 “Business Day” means any day excluding Saturday, Sunday and any day which shall be in the State of New York a legal holiday or a day on which banking institutions in the State of New York are authorized by law to close.

3.4 “Closing Price” of any security, for each Trading Day, shall mean (i) if such security is listed on a national securities exchange, the price of such security at the close of the regular trading session of such exchange on such date, or, if no sale of such security shall have occurred on such date, on the next preceding date on which there was a sale of such security; (ii) if such security is not listed on a national securities exchange, but is quoted for trading on the OTC Bulletin Board, the price of such security at the close of the regular trading session of such market on such date, as reported by Bloomberg or a comparable reporting service, or if no sale of such security shall have occurred on such date, on the next preceding date on which there was a sale of stock; (iii) if such security is not listed on a national securities exchange and is not quoted on the OTC Bulletin Board, then the average of the closing “bid” and “asked” prices quoted by the National Quotation Bureau, or any comparable reporting service on such date or, if there are no quoted “bid” and “asked” prices on such date, on the next preceding date for which there are such quotes.

3.5 “Common Stock” shall mean the common stock, par value $0.001 per share, of the Corporation.

3.6 “Conversion Price” shall have the meaning assigned to such term in Section 7.2 hereof.

3.7 “Conversion Rate” shall have the meaning assigned to such term in Section 7.2 hereof.

3.8 “Corporation” shall mean Kite Pharma, Inc., a corporation organized and existing under the laws of the State of Delaware.

3.9 “Fair Market Value” of any asset (including any security) means the fair market value thereof as mutually determined by the Corporation and Requisite Holders. The Fair Market Value of cash is its face amount. If the Corporation and the Requisite Holders are unable to reach agreement on any valuation of property or securities, such valuation shall be submitted to and determined by a nationally recognized independent investment bank selected by the Board and the Requisite Holders (or, if such selection cannot be agreed upon promptly, or in any event within 10 days, then such valuation shall be made by a nationally recognized independent investment banking firm selected by the American Arbitration Association in New York City in accordance with its rules), the costs of which valuation shall be paid for by the Corporation.

3.10 “IPO” shall mean an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public generally.

3.11 “Issuance Date” shall mean the date the first share of Series A Preferred Stock is first issued.

3.12 “Junior Stock” shall mean the Common Stock and any shares of stock of any series or class of the Corporation, whether presently outstanding or hereafter issued, which are junior to the shares of Series A Preferred Stock with respect to (i) the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up, merger, consolidation, or sale of all or substantially all of the assets, of the Corporation, (ii) dividends, (iii) voting, (iv) conversion, (v) redemption or (vi) other rights, preferences or privileges, including any security convertible into or exercisable for shares of such series or class of stock.

3.13 “Liquidation Amount” shall have the meaning assigned to such term in Section 6.1 hereof.

3.14 “Liquidation Event” means a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and shall include any Sale of the Corporation.

3.15 “Market Price” shall mean the average Closing Price, for the 20 consecutive Trading Days ending with the Trading Day prior to the date as of which the Market Price is being determined (with appropriate adjustments for subdivisions or combinations of shares effected during such period); provided, however, that if the prices referred to in the definition of Closing Price cannot be determined for such period, “Market Price” shall mean Fair Market Value.

3.16 “Person” shall be construed broadly and shall include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and any other entity and a governmental entity, regulatory authority or any department, agency or political subdivision thereof.

3.17 “Preferred Stock” shall mean the preferred stock, par value $0.001 per share, of the Corporation, including, without limitation, the Series A Preferred Stock and any other series of preferred stock as may be established and designated by the Board from time to time.

3.18 “Qualified IPO” means an IPO in which the net proceeds to the Corporation (before deducting underwriters’ commissions and expenses) are at least $30 million and a price per share to the public of at least 300% of the Stated Value.

3.19 “Requisite Holders” shall mean the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock determined as a separate class.

3.20 “Sale of the Corporation” means (i) the sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Corporation, or (ii) a transaction (or series of related transactions) leading to a merger or consolidation or any other transaction a result of which a single party (or group of Affiliated parties) acquired or holds capital stock of the Corporation representing a majority of the Corporation’s outstanding voting power, but in each case, other than such transaction(s) in which the stockholders existing prior to such transaction(s) hold in the aggregate, a majority of the voting power of the outstanding securities of the surviving, resulting or acquiring entity; provided, however, that none of the following shall be considered a Sale of the Corporation: (i) a merger effected exclusively for the purpose of changing the domicile of the Corporation, or (ii) an equity financing primarily for capital raising purposes in which the Corporation is the surviving corporation.

3.21 “Stock Market” means, with respect to any security, the principal national securities exchange on which such security is listed or admitted to trading, including, without limitation, The Nasdaq Global Market, The Nasdaq Global Select Market and The Nasdaq Capital Market or, if such security is not listed or admitted to trading on any national securities exchange, shall mean the OTC Bulletin Board or, if such security is not quoted on the OTC Bulletin Board, shall mean the over-the-counter market as furnished by any FINRA member firm selected from time to time by the Corporation for that purpose.

3.22 “Subsidiary” shall mean any corporation, limited liability company or other entity, a majority of the voting stock or interest of which is, at the time as of which any determination is being made, owned by the Corporation either directly or through one or more Subsidiaries.

3.23 “Trading Day” shall mean a day on which the relevant Stock Market is open for the transaction of business.

3.24 “Voting Stock” shall mean any shares having general voting power in electing the Board or in any other matter (by law or otherwise). Without limitation of any such shares that might constitute Voting Stock, the Common Stock and the Series A Preferred Stock are Voting Stock.

4. Voting Rights.

4.1 General. Except as otherwise provided herein or as required by law, each holder of shares of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders and shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which the shares of Series A Preferred Stock of such holder could be converted, pursuant to the provisions of Section 7 hereof, at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken.

4.2 Election of Directors.

(a) For so long as at least 2,000,000 shares of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(b) The holders of Common Stock and Series A Preferred Stock, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(c) Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the Delaware General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Certificate of Designation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted. Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

4.3 Cumulative Voting. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (A) the names of such candidate or candidates have been placed in nomination prior to the voting and (B) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. if any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

4.4 Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock and any other Voting Stock shall vote together and not as separate classes. Subject to Section 4.5 hereof, the Corporation may issue additional shares of Preferred Stock, which may vote together with the Series A Preferred Stock and the other Voting Stock if the terms of such additional series of Preferred Stock so provide. Notwithstanding anything to the contrary set forth herein, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of all outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class on an as-converted basis, irrespective of the provisions of Section 242(b)(2) of the DGCL.

4.5 Additional Class Voting. For as long as at least 2,000,000 shares of Series A Preferred Stock (as adjusted for applicable stock splits, stock combinations, stock dividends and the like) remain outstanding, the Corporation shall not, without the affirmative vote of the Requisite Holders (by amendment, certificate of designation, merger, reclassification, recapitalization or otherwise):

(a) amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation or Bylaws in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock;

(b) increase the authorized number of shares of Series A Preferred Stock;

(c) declare or pay any dividend or make any distribution of assets to holders of any Junior Stock of the Corporation;

(d) authorize, create or issue any equity security (including any other security convertible into or exercisable for any such equity security) other than the issuance of any authorized but unissued shares of Common Stock or of Series A Preferred Stock designated in this Certificate of Designation (including any security convertible into or exercisable for such shares of Series A Preferred Stock);

(e) (i) reclassify, alter or amend any existing security of the Corporation that is on parity with the Series A Preferred Stock in respect of any of its rights, preferences or privileges, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred Stock in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any Junior Stock of the Corporation in respect of any rights, preferences or privileges, if such reclassification, alteration or amendment would render such Junior Stock senior to or on parity with the Series A Preferred Stock in respect of any such right, preference or privilege;

(f) effect a Liquidation Event or any merger, consolidation, reorganization, statutory plan of exchange or sale of all or substantially all of the assets of the Corporation or any subsidiary, or any acquisition of another entity by the Corporation or any subsidiary;

(g) repurchase or redeem any shares of capital stock of the Corporation prior to the Series A Preferred Stock other than repurchases or redemptions at the lower of fair market value or cost in connection with the termination of employment or service by an employee, director or consultant;

(h) increase or decrease the number of directors of the Corporation;

(i) create any subsidiary that is not wholly-owned by the Corporation;

(j) enter into any transactions between the Corporation and any of its non-wholly-owned Affiliates, except for transactions approved by a majority of the disinterested directors that are upon fair and reasonable terms no less favorable to the Corporation that would be obtained in an arm’s-length transaction with an unrelated third party; or

(k) engage in any business other than that which the Corporation is engaged in on the Issuance Date.

5. Dividends.

5.1 The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock, at the rate of six percent (6.0%) per annum (the “Dividend Rate”) of the Stated Value of each share of Series A Preferred Stock. Such dividends shall be cumulative and shall accrue on each such share of Series A Preferred Stock from the respective original date of issue of such share based on a three hundred sixty-five (365) day year, whether or not earned or declared, and shall be payable upon a Liquidation Event or conversion pursuant to Section 7, below. Any dividend preference that such holders shall be entitled to receive under this Section 5.1 may be waived upon the affirmative vote or written consent of the Requisite Holders. At the Corporation’s sole election, any dividends payable to the holders of the Series A Preferred Stock may be paid by the issuance of additional shares of Common Stock having a value per share equal to the then Fair Market Value of the Common Stock.

5.2 Subject to the prior and superior rights of the holders of any shares of any series or class of capital stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends which may come into existence after the Issuance Date in accordance with the terms hereof, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of assets legally available for that purpose, dividends or distributions in cash, stock or otherwise.

5.3 No dividend or distribution, as the case may be, may be declared on any Junior Stock unless all accrued dividends are first declared and paid on the Series A Preferred Stock in accordance with Section 5.1 above. Notwithstanding the foregoing, the Corporation shall not declare any dividend or distribution on any Junior Stock unless and until an equivalent special, additional dividend or distribution has been declared on the Series A Preferred Stock (on an as-converted basis). Such special dividend or distribution shall not, however, be deemed to be declared, accrued or due until action to declare the same is duly taken.

5.4 Any dividend or distribution payable to the holders of the Series A Preferred Stock pursuant to Section 5.3 shall be paid to such holders at the same time as the dividend or distribution on the Junior Stock by which it is measured is paid.

5.5 All dividends or distributions declared upon the Series A Preferred Stock shall be declared pro rata per share.

6. Liquidation Rights.

6.1 Preferential Payments to Holders of Series A Preferred Stock. Upon a Liquidation Event, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount per share of Series A Preferred Stock equal to the Stated Value, plus all accrued or declared, but unpaid, dividends thereon (the “Liquidation Amount”). If upon any such Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Subsection 6.1, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable under this Section 6 in respect of the shares, held by them, upon such distribution if all amounts payable on or with respect to such shares were paid in full.

6.2 Distribution of Remaining Assets. In the event of any voluntary or involuntary Liquidation Event, after the payment of the Liquidation Amount, then any remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of Common Stock, pro rata based on the number of shares held by each such holder.

6.3 Value of Securities or Other Property. To the extent any distribution pursuant to Subsection 6.1 consists of property other than cash, the value thereof shall, for purposes of this Section 6, be determined as follows (unless otherwise provided for by the definitive agreements governing a Sale of the Corporation resulting in such distribution):

(a) If such property consists of securities that are traded on a Stock Market, the value of such securities shall be deemed to be the Market Price as of the third (3rd) Trading Day prior to the Liquidation Event; and

(b) If such property does not consist of securities traded on a Stock Market, the value of such property shall be deemed the Fair Market Value.

6.4 Notwithstanding the foregoing, upon any Liquidation Event, each holder of Series A Preferred Stock shall be entitled to receive, for each share of Series A Preferred Stock then held, out of the proceeds available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in a Liquidation Event pursuant to Subsection 6.1 (without giving effect to this Subsection 6.4) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Liquidation Event. Any holder of Series A Preferred Stock who receives a distribution pursuant to (ii) of the preceding sentence shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of Series A Preferred into Common Stock immediately prior to such Liquidation Event, and such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Series A Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

7. Conversion. The holders of Series A Preferred Stock shall have the following conversion rights:

7.1 Right to Convert. Each share of Series A Preferred Stock shall be convertible, at any time at the option of the holder thereof and without payment of any additional consideration, into validly issued, fully paid and nonassessable shares of Common Stock and such other securities and property, as hereinafter provided.

7.2 Conversion of Shares. Each share of Series A Preferred Stock shall be convertible into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value by the Conversion Price (as defined below) then in effect. The conversion price at which shares of Common Stock shall be issuable upon conversion of the Series A Preferred Stock shall initially be $1.8531 per share, subject to appropriate adjustment from time to time, as provided in this Section 7 (the “Conversion Price,” and the rate at which each share of Series A Preferred Stock shall convert into Common Stock based on the Conversion Price, the “Conversion Rate”).

7.3 Automatic Conversion.

(a) Each share of Series A Preferred Stock shall automatically convert into shares of Common Stock at the Conversion Price then in effect (i)

immediately prior to the closing of a Qualified IPO, or (ii) upon such time as the Requisite Holders consent in writing or at a duly convened meeting of the holders of Series A Preferred Stock.

(b) Upon the occurrence of any of the events specified in Section 7.3(a), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders thereof and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder thereof notifies the Corporation or its transfer agent that such certificates have been lost, stolen, mutilated or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Stock. Thereupon, the Corporation shall promptly (i) issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, (ii) pay in cash such amount in lieu of any fraction of a share as hereinafter provided, and (iii) pay all accrued or declared, but unpaid, dividends on the shares of Series A Preferred Stock converted.

7.4 Mechanics of Optional Conversion. Each holder of Series A Preferred Stock that desires to convert its shares of Series A Preferred Stock into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon, the Corporation shall promptly (i) issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled, (ii) pay in cash such amount in lieu of any fraction of a share as hereinafter provided, and (iii) pay all accrued or declared, but unpaid, dividends on the shares of Series A Preferred Stock converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the person or entity entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. In the event a Notice is issued by the Corporation pursuant to Section 7.6 below and the action described in such Notice is not consummated on the terms described therein, then the conversion shall, at the option of the holder of the Series A Preferred Stock who tendered for conversion, be voidable and such holder shall have the right to maintain ownership of the shares of Series A Preferred Stock tendered for conversion.

7.5 Adjustment of Conversion Price.

(a) For purposes of this Subsection 7.5, the following definitions shall apply:

(1) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(2) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(3) “Additional Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 7.5(e) below, deemed to be issued) by the Corporation after the Issuance Date, other than (A) the following shares of Common Stock and (B) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (A) and (B), collectively, “Exempted Securities”):

(i) shares of Common Stock or Convertible Securities issued as a dividend or distribution on Series A Preferred Stock;

(ii) shares of Common Stock or Convertible Securities issued by reason of a stock dividend, split, combination, capital reorganization or other change in outstanding shares of Common Stock that is covered by Subsection 7.5(c);

(iii) shares of Common Stock or Convertible Securities issued to employees or directors of, or consultants, advisors or service providers to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board;

(iv) shares of Common Stock or Convertible Securities actually issued upon the exercise, conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Convertible Security and that an adjustment was either made or not required to be made in accordance with Subparagraphs 7.5(b) and (e); or

(v) shares of Common Stock or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board.

(b) Except as otherwise provided herein, in the event the Corporation shall, at any time or from time to time after the date hereof, sell or issue any Additional Stock (as defined below) for a consideration per share less than the Conversion Price in effect on the date of such sale or issuance (any such sale, issuance, subdivision or combination being herein called an “Adjustment Event”), then, and thereafter upon each further Adjustment Event, the Conversion Price in effect immediately prior to such Adjustment Event shall be reduced, concurrently with such issue, to a price (rounded to the nearest one-hundredth of one cent) determined in accordance with the following formula:

CP2 = CP1 x [(A + B) ÷ (A + C)].

For purposes of the foregoing formula, the following definitions shall apply:

(1) “CP2” shall mean the Series A Conversion Price in effect immediately after such issue of Additional Stock

(2) “CP1” shall mean the Series A Conversion Price in effect immediately prior to such issue of Additional Stock;

(3) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series A Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(4) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(5) “C” shall mean the number of such Additional Stock issued in such transaction.

Such adjustment shall be made successively whenever such an issuance is made.

(c) Subject in all events to Sections 4 and 6 hereof:

(1) If the Corporation shall at any time or from time to time after the Issuance Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Issuance Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subparagraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(2) In the event the Corporation at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (A) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (B) that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

(3) In the event the Corporation at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 5 do not apply to such dividend or distribution, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

(4) If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Paragraphs (1),(2) or (3) of this Subsection 7.5(c)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of the Corporation) shall be made in the application of the provisions in this Subsection 7.5(c)(4) with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Subsection 7.5(c)(4) (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(d) After each adjustment of the Conversion Price pursuant to this Subsection 7.5, the Corporation will promptly prepare a certificate signed by the Chairman or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of the Corporation setting forth: (A) the Conversion Price as so adjusted, (B) the Conversion Rate corresponding to such Conversion Price and (C) a brief statement of the facts accounting for such adjustment. The Corporation will promptly file such certificate with the Transfer Agent and cause a brief summary thereof to be sent by ordinary first class mail to each registered holder of Series A Preferred Stock at his or her last address as it shall appear on the registry books of the Transfer Agent. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of such adjustment. The affidavit of an officer of the Transfer Agent or the Secretary or an Assistant Secretary of the Corporation that such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein. The Transfer Agent may rely on the information in the certificate as true and correct and has no duty or obligation to independently verify the amounts or calculations set forth therein.

(e) For purposes of this Subsection 7.5, the following subparagraphs (1) through (9) shall also be applicable:

(1) No adjustment of the Conversion Price shall be made unless such adjustment would require an increase or decrease of at least $.01 in such price; provided that any adjustments which by reason of this Subparagraph (1) are not required to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with adjustments so carried forward, shall require an increase or decrease of at least $.01 in the Conversion Price then in effect hereunder.

(2) If the Corporation at any time or from time to time after the Issuance Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date. Except as otherwise provided herein, no further adjustment of the Conversion Price, as adjusted upon the issuance of such Options or Convertible Securities, shall be made as a result of the actual issuance of Additional Stock upon the exercise, conversion and/or exchange of any such Option or Convertible Security.

(3) If the terms of any Option or Convertible Security, the issuance of which otherwise resulted in an adjustment to the Conversion Price pursuant to the terms of Subsection 7.5(b), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (A) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (B) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Subparagraph 7.5(e)(3) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Stock (other than deemed issuances of Additional Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(4) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Subsection 7.5(b) (either because the consideration per share (determined pursuant to Subparagraph 7.5(e)(7) below) of the Additional Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Issuance Date), are revised after the Issuance Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of

Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Stock subject thereto (determined in the manner provided in Subsection 7.5(e)(2)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(5) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Subsection 7.5(b), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(6) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Subsection 7.5(e) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in Subparagraphs 7.5(e)(3) and (4)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Subsection 7.5(e) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(7) The consideration received by the Corporation for the issue of any Additional Stock shall be computed as follows:

(i) Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(B) insofar as it consists of property other than cash, be computed at the Fair Market Value thereof at the time of such issue; and

(C) in the event Additional Stock is issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

(ii) The consideration per share received by the Corporation for Additional Stock deemed to have been issued pursuant to this Subsection 7.5(e), relating to Options and Convertible Securities, shall be determined by dividing

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(8) In the event the Corporation shall issue on more than one date Additional Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Subsection 7.5(b) then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(9) In case any event shall occur as to which the other provisions of this Subsection 7.5 are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the conversion rights represented by this Subsection 7.5 in accordance with the essential intent and principles hereof then, in each such case, the Requisite Holders may appoint a firm of independent public accountants of recognized national standing reasonably acceptable to the Corporation, which shall give its opinion as to the adjustment, if any, on a basis consistent with the essential intent and principles established herein, necessary to preserve the conversion rights represented herein. Upon receipt of such opinion, the Corporation will promptly mail a copy thereof to all Series A Holders and shall make the adjustments described therein. The fees and expenses of such independent public accountants shall be borne by the Corporation.

7.6 Prior Notice of Certain Events. In case:

(a) the Corporation shall declare any dividend (or any other distribution); or

(b) the Corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

(c) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value); or

(d) of a Liquidation Event;

then the Corporation shall cause to be filed with the transfer agent for the Series A Preferred Stock, and shall cause to be mailed to the Series A Holders, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least 15 days prior to the applicable record date hereinafter specified, a notice (the “Notice”) stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined and a description of the cash, securities or other property to be received by such holders upon such dividend, distribution or granting of rights or warrants or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such exchange, dissolution, liquidation or winding up and the consideration, including securities or other property, to be received by such holders upon such exchange.

7.7 Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional share or scrip to which the holder would otherwise be entitled, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Market Price as of the close of business on the day of conversion.

7.8 Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock and for shares of Series A Preferred Stock issuable upon conversion, exercise or exchange of other securities, including but not limited to options and warrants. The Corporation shall use its best efforts from time to time, in accordance with the laws of the State of Delaware, to increase the authorized number of shares of Common Stock if at any time the number of shares of authorized, unissued and unreserved Common Stock shall not be sufficient to permit the conversion of all the then-outstanding shares of Series A Preferred Stock.

7.9 Notices. Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of Series A Preferred Stock shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail prior to 5:30 p.m. Eastern Time on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail later than 5:30 p.m. Eastern Time on any date and earlier than 11:59 p.m. Eastern Time on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, (iv) five (5) Business Days after mailing if sent by certified or registered mail, or (v) actual receipt by the party to whom such notice is required to be given if delivered by hand.

7.10 Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, including, without limitation, any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.

8. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

9. Outstanding Shares. For purposes of this Certificate of Designation, all shares of Series A Preferred Stock shall be deemed outstanding except (i) from the date, or the deemed date, of surrender of certificates evidencing shares of Series A Preferred Stock, all shares of Series A Preferred Stock converted into Common Stock, (ii) from the date of registration of transfer, all shares of Series A Preferred Stock held of record by the Corporation or any Subsidiary and (iii) any and all shares of Series A Preferred Stock held in escrow prior to delivery of such stock by the Corporation to the initial beneficial owners thereof.

10. Status of Acquired Shares. Shares of Series A Preferred Stock received upon redemption, purchase, conversion or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of Series A Preferred Stock and only subject to obtaining such consents or votes as may be required by Section 4 above.

11. Excluded Opportunities. The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, (collectively, “Covered Persons”), unless in either case such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

Signature page follows.

1N WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Corporation on this 10th day of May, 2013.

KITE PHARMA, INC.

By:	s/ Aya Jakobovits, Ph.D.
Aya Jakobovits, Ph.D.
President and Chief Executive Officer

ATTEST:

/s David M. Tanen
David M. Tanen
Secretary